[EXECUTION COPY]

Exhibit 10.1

PC CONNECTION, INC.

Route 101A (730 Milford Road)

Merrimack, NH 03054

Dated as of: October 15, 2007

RBS Citizens, National Association

28 State Street

Boston, MA 02109

Re:	Amendment No. 3 to Second Amended and Restated Credit and Security
Agreement and related Documents

Ladies and Gentlemen:

We refer to the Second Amended and Restated Credit and Security Agreement, dated as of June 29, 2005 (as amended by that certain Amendment No. 1, dated as of August 12, 2005, and Amendment No. 2, dated as of January 3, 2007, the “Credit Agreement”), by and among PC Connection, Inc., a Delaware corporation (the “Borrower”), certain subsidiary guarantors party thereto, and RBS Citizens, National Association, successor by merger to Citizens Bank of Massachusetts, as the lender (in such capacity, the “Lender”) and agent (together with its successors and assigns in such capacity, the “Agent”).

We have requested that the Agent and Lender agree to make certain amendments to the Credit Agreement and we have been advised that the Agent and Lender are prepared and would be pleased to make the amendments to the Credit Agreement upon the terms and subject to the conditions set forth below.

Accordingly, in consideration of the premises, promises, mutual covenants and agreements set forth below, and fully intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

Effective as of October 15, 2007 (the “Amendment Date”), and subject to the fulfillment of the conditions contained in Article II of this Amendment, the Credit Agreement is hereby amended in each of the following respects:

(a)    The term, “Documents” shall, wherever used in the Credit Agreement or Other Documents, be deemed to also mean and include this Amendment. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

(b)    The Credit Agreement is amended as follows:

(i)     Section 1.2. Section 1.2 of the Credit Agreement is amended by amending and restating the following defined terms therein to read in their entirety as follows:

“Applicable Margin” shall mean, for each of the Base Rate, the Eurodollar Rate, the LIBOR Advantage Rate and the Commitment Fee, the per annum percentage set forth below opposite the corresponding Funded Debt Ratio for the preceding fiscal quarter, as determined by the Compliance Certificate and the corresponding financial statements delivered to the Agent by the Borrower pursuant to Section 9.8 hereof:

Level	Funded Debt Ratio	Applicable Base Rate Margin	Applicable Eurodollar Rate Margin	Applicable LIBOR Advantage Rate Margin	Applicable Commitment Fee Margin
I	greater than 1.25:1	0.00%	1.50%	1.50%	0.25%
II	less than or equal to 1.25:1 but greater than 0.50:1	0.00%	1.00%	1.00%	0.20%
III	less than or equal to 0.50:1	0.00%	0.50%	0.50%	.150%

; provided, that if the Borrower shall fail to deliver a Compliance Certificate and the corresponding financial statements within the time required by such Section 9.8, then the Applicable Margin for each of the Base Rate, the Eurodollar Rate, the LIBOR Advantage Rate and the Commitment Fee shall be the respective Applicable Margin set forth in Level I for the period commencing on the first calendar day of the fiscal quarter following the fiscal quarter for which such financial statements are to be delivered pursuant to Section 9.8 until such Compliance Certificate is delivered. Subject to the last clause of the immediately preceding sentence, any increase or reduction in the Applicable Margin shall be effective on the first calendar day of the month following the month in which the Agent receives the Compliance Certificate and the corresponding financial statements pursuant to Section 9.8, accompanied in the case of any reduction in the Applicable Margin by a certificate of the Borrower requesting such reduction. In the event that the Borrower’s annual financial statements indicate that the Applicable Margin as applied in any fiscal quarter therein was lower than it should have been due to an error in the quarterly financial statements and/or

Compliance Certificate delivered by the Borrower, then the amount of additional interest that would have been due for each such fiscal quarter if the correct Applicable Margin had been applied shall be paid by the Borrower to the Agent on demand.

“Permitted Acquisitions” shall mean the acquisition by Borrower of all or a substantial portion of the assets or capital stock of any Person (the “Acquired Entity”) engaged in a business substantially similar to the Line of Business, which acquisition satisfies all of the following criteria: (a) the aggregate consideration paid or payable by Borrower in connection with such acquisition (including earn out payments, seller paper or deferred purchase price payments) shall not exceed $15,000,000; (b) Borrower causes any new Subsidiary acquired or formed in connection with such Permitted Acquisition to comply with all of the provisions of Section 6.10; and (c) no Default or Event of Default shall have occurred or result from such Acquisition (to be demonstrated through delivery by the Borrower of a pro forma Compliance Certificate to Agent satisfactory to the Agent).

(ii)    Section 1.2. Section 1.2 of the Credit Agreement is further amended by adding the following new defined terms in appropriate alphabetical order therein:

“LA Interest Payment Date” means, initially, November 15, 2007, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.

“LA Interest Period” means, with respect to any LIBOR Advantage Rate Loan, the period commencing on (and including) October 15, 2007 (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date. If a LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month.

“LIBOR Advantage Loan” shall mean a Revolving Advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Agent is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Agent may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b) accrue interest at a rate per annum equal to the Domestic Rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

“London Banking Day” means any day on which dealings in US dollar deposits are transacted in the London interbank market.

“Type” means a LIBOR Rate Loan, a Domestic Rate Loan or a LIBOR Advantage Loan, as the case may be.

(iii)  Section 2.1.    Section 2.1 of the Credit Agreement is amended and restated to read in its entirety as follows:

“2.1  Revolving Advances.

(a)    Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Advance Amount less (i) the aggregate amount of outstanding Letters of Credit and (ii) the Foreign Exchange Sub-Limit, or (y) an amount equal to the sum of:

(i)	up to 80%, subject to the provisions of Section 2.1(b) hereof (“Eligible Receivables Advance Rate”), of Eligible Receivables, other than Eligible Government Receivables, plus

(ii)	up to 50%, subject to the provisions of Section 2.1(b) hereof (“Eligible Government Receivables Advance Rate”), of Eligible Government Receivables (the Eligible Receivables Advance Rate and the Eligible Government Receivables Advance Rate shall be referred to collectively as the “Advance Rates”), minus

(iii)	the aggregate amount of charges outstanding and additional amounts available under Letters of Credit (other than Letters of Credit that are 105% cash collateralized), minus

(iv)	the Foreign Exchange Sub-Limit.

The amount derived from (x) the sum of Sections 2.1(a)(y)(i) and (ii) minus (y) the sum of Sections 2.1(a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the

“Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).]

(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates may limit or restrict Advances requested by Borrower.”

Section 2.2.  Section 2.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“2.2     Procedure for Revolving Advance Borrowing; Eurodollar Rate Loans; LIBOR Advantage Loans.

(a)    With respect to Revolving Advances, Borrower may notify Agent prior to 12:00 noon (Boston time) at least one Business Day prior to the date of the proposed borrowing of Borrower’s request to incur a Revolving Advance hereunder. Each request for a Revolving Advance shall, unless Borrower requests a loan of another Type, be deemed to be a request for a LIBOR Advantage Loan. The amount of any Revolving Advance request shall be a minimum of $100,000. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)    Notwithstanding the provisions of subsection (a) above, with respect to all Advances, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower must notify Agent prior to 10:00 a.m. (Boston time) at least two (2) Business Days’ prior to the date of the proposed borrowing specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be a minimum of $1,000,000 and an integral multiple of $1,000,000, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two, three, four or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan or LIBOR Advantage Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

(c)    Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as

Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a LIBOR Advantage Loan subject to Section 2.2(d) herein below.

(d)    Borrower may, subject to the notice requirements set forth below, on any Business Day convert any Revolving Advance of one Type into a Revolving Advance of another Type in the same aggregate principal amount, provided that no Revolving Advance may be converted into a LIBOR Advantage Loan or Eurodollar Rate Loan if any Default or Event of Default shall have occurred and be continuing, and provided, further, that no Eurodollar Rate Loan may be converted into a Loan of another Type or of a different Interest Period except on the last day of the Interest Period applicable thereto. If Borrower desires to convert a Revolving Advance, Borrower shall give prior written notice to agent by 10:00 a.m. (Boston time) (i) in the case of converting to a Eurodollar Rate Loan or a LIBOR Advantage Loan, not less than two (2) nor more than five (5) Business Days’ prior to the date of conversion and (ii) in the case of converting to a Domestic Rate Loan, not less than one Business Day prior to the date of conversion, which notice shall specify the proposed date of such conversion (which in the case of Eurodollar Rate Loans shall be on the last day of the Interest Period applicable thereto), the Revolving Advance and amount to be converted (which, in the case of conversions to Eurodollar Rate Loans or LIBOR Advantage Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000), and, in the case of conversions to Eurodollar Rate Loans, the Interest Period applicable thereto. After giving effect to any borrowing or each such conversion, there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(e)    If any Default or Event of Default shall have occurred and be continuing, at the option of the Required Lenders, each Eurodollar Rate Loan and LIBOR Advantage Loan shall be deemed to convert to a Domestic Rate Loan on the last day of the Interest Period or LA Interest Period, as applicable, in effect with respect thereto.

(f)    Borrower may prepay Domestic Rate Loans and LIBOR Advantage Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Upon not less than two (2) Business Days’ prior written notice, Borrower may (subject to

Sections 3.1 and 13.1 hereof) prepay Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)    Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default, whether voluntary or involuntary by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or the Lenders to other lenders of funds obtained by them in order to make or maintain their Eurodollar Rate Loans hereunder. A certificate or statement as to any additional amounts payable pursuant to the foregoing sentence (which shall include upon the written request of the Borrower a reasonably detailed calculation and description) submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(h)    Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where Lender or any corporation or bank controlling such Lender makes or maintains Eurodollar Rate Loans hereof) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall automatically be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans in full or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Agent or the Lenders to other lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate or statement as to any additional amounts payable pursuant to the foregoing sentence (which shall include upon the written request of the Borrower a reasonably detailed calculation and description) submitted by Lenders to Borrower shall be conclusive absent manifest error.”

Section 2.19.    Section 2.19 of the Credit Agreement is amended and restated to read in its entirety as follows:

“2.19    Increase of Commitments. At any time during the Term, the Borrower shall have the right, but not the obligation, upon no less than ninety (90) days written notice to the Agent, to increase the Maximum Advance Amount by an aggregate amount not to exceed $30,000,000 under terms and conditions identical to those of the Revolving Advances, such additional amounts to be provided by the then existing Lenders or such other persons who become Lenders in connection therewith; provided that no such existing Lender shall be obligated to provide any such Advance in connection with the increase in the Maximum Advance Amount, and this section shall not be deemed a commitment by any Lender to increase such Maximum Advance Amount.”

(v)    Section 3.1.    Section 3.1 of the Credit Agreement is amended and restated to read in its entirety as follows:

“3.1     Interest. Interest on Advances shall be payable in arrears, on the first day of each month with respect to Domestic Rate Loans, on each LA Interest Payment Date with respect to LIBOR Advantage Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such Eurodollar Rate Loan and (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (w) with respect to LIBOR Advantage Loans, the LIBOR Advantage Rate plus the Applicable Margin thereto, (x) with respect to Domestic Rate Loans, the Base Rate plus the Applicable Margin thereto and (y) with respect to Eurodollar Rate Loans, the Eurodollar Rate plus the Applicable Margin thereto (as applicable, the “Contract Interest Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Immediately upon and after the occurrence of an Event of Default under Section 10(a), and during the continuation thereof, the Obligations due under this Agreement shall bear interest at the applicable Contract Interest Rate, plus three (3%) percent per annum (the “Default Rate”). Upon and after the occurrence and during continuance of an Event of Default other than under Section 10.1(a), the Obligations due under this Agreement shall bear interest at the Default Rule if thirty (30) days after Agent gives notice to Borrower that such an Event of Default has occurred, the Event of Default continues to occur.

(vi)    Section 3.6.    Section 3.6 of the Credit Agreement is amended and restated to read in its entirety as follows:

“3.6    Computation of Interest and Fees.

Interest on Domestic Rate Loans shall be computed on the basis of a year of 365/366 days and for the actual number of days elapsed. Interest on Eurodollar Rate Loans shall be computed on the basis of a year of 360 days and for the actual number of days elapsed, including the first date of the applicable period to, but not including, the date of repayment. Interest on Libor Advantage Loans shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Interest Rate during such extension.”

(vii)    Section 3.9.    Section 3.9 of the Credit Agreement is amended and restated to read in its entirety as follows:

“3.9    Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)    reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan or LIBOR Advantage Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (Boston time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected Eurodollar Rate Loan or LIBOR Advantage Loan, (ii) any Domestic Rate Loan, LIBOR Advantage Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Boston time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan or converted to a LIBOR Advantage Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Boston time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar

Rate Loan or LIBOR Advantage Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan, LIBOR Advantage Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.”

(viii)    Section 4.10. Section 4.10 of the Credit Agreement is amended and restated to read in its entirety as follows:

“4.10     Inspection of Premises. At reasonable times and at reasonable intervals Agent shall have access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s and its Subsidiaries’ books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s or its Subsidiaries’ business (each a “Collateral Audit”). Agent and its agents may upon prior written notice enter upon any of Borrower’s and its Subsidiaries’ premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s or its Subsidiaries’ business. All reasonable costs and expenses of inspections permitted under this Section 4.10 shall be borne by Borrower.”

(ix)    Section 9.9. Section 9.9 of the Credit Agreement is amended and restated to read in its entirety as follows:

“9.9    Quarterly Agings and Borrowing Base Reporting. Furnish Agent within twenty (20) days after the end of each quarter, including the last quarter of the fiscal year an accounts receivable agings and a Borrowing Base Certificate in form and substance reasonably satisfactory to Agent (which shall be calculated as of the last day of the prior quarter and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).”

(x)    Section 13.1. Section 13.1 of the Credit Agreement is amended and restated to read in its entirety as follows:

“13.1    Term. This Agreement shall become effective on the date hereof and shall continue in full force and effect until October 15, 2012 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon prior written notice to the Agent and the Lenders and payment in full of the Obligations.”

(xi)  Section 13.2. Section 13.2 of the Credit Agreement is amended and restated to read in its entirety as follows:

“13.2 Termination. The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception either prior to or after the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.”

(xii)  Exhibit 2.1(a). Exhibit 2.1(a) to the Credit Agreement is amended and restated as set forth on Exhibit B to this Amendment.

(xiii)  ProConnection, Inc., a Delaware corporation (the “Additional Guarantor”), hereby joins in and is made a Guarantor party to the Credit Agreement for all purposes thereof, and grants to the Agent, pursuant to Section 4.1 of the Credit Agreement, a continuing security interest in its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located, to secure the prompt payment and performance of the Obligations, and hereby acquires all other rights and assumes all other obligations and covenants of a Guarantor thereunder, as fully as if a direct signatory party thereto.

ARTICLE II

CONDITIONS PRECEDENT TO AMENDMENT

The Lender’s and Agent’s agreement herein to further amend the Credit Agreement as of the Amendment Date is subject to the fulfillment to the satisfaction of the Agent on the date hereof of the following conditions precedent:

(a)    The Borrower, Additional Guarantor and Lender shall have executed this Amendment and delivered the same to the Agent;

(b)    The Guarantors shall have executed a Consent of Guarantors in the form attached as Exhibit A to this Amendment;

(c)    The Borrowers shall have paid the Agent for the benefit of the Lenders an amendment fee in the amount of $50,000, which fee shall be fully earned and payable to the Lenders on the Amendment Date;

(d)    All representations and warranties contained herein shall be true and correct in all material respects;

(e)    The Borrower shall have executed and delivered to the Agent for the benefit of the Lender a Third Amended and Restated Revolving Credit Note, in the form attached hereto as Exhibit B to this Amendment, in substitution for the existing Note;

(f)    No Material Adverse Effect shall have occurred since June 30, 2007;

(g)    The Additional Guarantor shall have executed and delivered to the Agent a Joinder to Amended and Restated Guaranty, in the form attached hereto as Exhibit C; and

(h)    Each condition precedent set forth in subsection (b), (e), (f) and (g) of Section 8.1 of the Credit Agreement shall have been satisfied with respect to the Additional Guarantor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and Agent as follows:

(a)    Representations in Agreement. Each of the representations and warranties made by the Borrower and each of its Subsidiaries to the Lender in the Credit Agreement and other Documents was true and correct in all material respects when made and is true and correct in all material respects on and as of the Amendment Date with the same full force and effect as if each of such representations and warranties had been made by the Borrower and each of its Subsidiaries on the Amendment Date and in this Amendment, except to the extent that such representations and warranties relate solely to a prior date.

(b)    No Default of Events of Default. No Default or Event of Default exists on the Amendment Date.

(c)    Binding Effect of Documents. This Amendment has been duly executed and delivered by the Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrower contained herein constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

ARTICLE IV

MISCELLANEOUS

This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one instrument. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Except to the extent specifically amended and supplemented hereby, all of the terms, conditions and the provisions of the Credit Agreement and each of the other Documents shall otherwise remain unmodified, and the Credit Agreement and each of the other Documents, as amended and supplemented by this Amendment, are confirmed as being in full force and effect.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this Amendment, and return the counterpart to the undersigned, whereupon this Amendment, as so accepted by you, shall become a binding agreement between the undersigned, the Agent and the Lender.

Very truly yours, PC CONNECTION, INC.

By:	/s/ Jack Ferguson
Name: Jack Ferguson Title: Exec VP, Treasurer and CFO

PROCONNECTION, INC.

By:	/s/ Gregory Richey
Name: Gregory Richey Title: President, ProConnection

The foregoing Amendment is hereby accepted by the undersigned as of October 15, 2007.

RBS CITIZENS, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Christopher J. Wickles
Name: Christopher J. Wickles Title: Senior Vice President

CONSENT OF GUARANTORS

GovConnection, Inc., a Maryland limited liability company, Merrimack Services Corporation, a Delaware corporation, PC Connection Sales Corporation, a Delaware corporation, PCC Sales, Inc. (f/k/a PC Connection Sales of Massachusetts, Inc.), a Delaware corporation, and More Direct, Inc., a Florida corporation (collectively, the “Guarantors”), have each guaranteed the Obligations of PC Connection, Inc., a Delaware corporation (the “Borrower”), under that certain Second Amended and Restated Credit and Security Agreement, dated as of June 29, 2005 (as amended by that certain Amendment No. 1, dated as of August 12, 2005, Amendment No. 2, dated as of January 3, 2007, and Amendment No. 3 (the “Amendment”), dated as of even date herewith, the “Credit Agreement”), by and among the Borrower, the Guarantors and RBS Citizens, National Association, successor by merger to Citizens Bank of Massachusetts, as the lender and agent. By executing this consent, each of the Guarantors hereby absolutely and unconditionally reaffirms to the Lender that each such Guarantor’s guaranty of the Obligations remains in full force and effect. Each of the undersigned Guarantors acknowledges and agrees to the terms and conditions of the Amendment and the Credit Agreement as amended thereby.

IN WITNESS WHEREOF, the undersigned have executed this Consent of Guarantors this 15th day of October, 2007.

GUARANTORS: GOVCONNECTION, INC.

By	/s/ Gary Anderson
Name: Gary Anderson Title: Treasurer

MERRIMACK SERVICES CORPORATION

By	/s/ Jack Ferguson
Name: Jack Ferguson Title: Treasurer

PC CONNECTION SALES CORPORATION

By	/s/ Gary Anderson
Name: Gary Anderson Title: Treasurer

PCC SALES, INC.

By	/s/ Deborah McMillan
Name: Deborah McMillan Title: Treasurer

MORE DIRECT, INC.

By	/s/ Gary Anderson
Name: Gary Anderson Title: Treasurer

THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

$50,000,000.00	October 15, 2007

FOR VALUE RECEIVED, the undersigned PC CONNECTION, INC., a corporation organized under the laws of the State of Delaware (hereinafter, together with its successors in title and assigns, collectively called the “Borrower”), by this promissory note (hereinafter, called “this Note”), absolutely and unconditionally promises to pay to the order of RBS CITIZENS, NATIONAL ASSOCIATION, successor by merger to Citizens Bank of Massachusetts (hereinafter, together with its successors in title and assigns, called the “Lender”), the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00) or so much thereof as shall have been advanced by the Lender to the Borrower by way of Revolving Advances under the Loan Agreement (as hereinafter defined) and shall remain outstanding, such payment to be made as hereinafter provided, and to pay interest on the principal sum outstanding hereunder from time to time from the date hereof until the said principal sum or the unpaid portion thereof shall have become due and payable as hereinafter provided.

Capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

The unpaid principal (not at the time overdue) under this Note shall bear interest at the rate or rates from time to time in effect under the Loan Agreement. Accrued interest on the unpaid principal under this Note shall be payable on the dates specified in the Loan Agreement.

On October 15, 2012, the date of the final maturity of this Note, there shall become absolutely due and payable by the Borrower hereunder, and the Borrower hereby promises to pay to the Lender, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

The Borrower authorizes the Lender to make or cause to be made at or about the time of any Revolving Advance or at the time of receipt of any payment of principal of this Note, an appropriate notation on the Schedule annexed hereto reflecting the making of such Revolving Advance or the receipt of such payment. The outstanding amount of the Revolving Advance set forth on the Schedule annexed hereto shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Schedule shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Loan Agreement to make payments of principal of and interest on this Note when due.

Each overdue amount (whether of principal, interest or otherwise) payable on or in respect of this Note or the indebtedness evidenced hereby shall (to the extent permitted by applicable law) bear interest at the rates and on the terms provided by the Loan Agreement.

Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower in United States Dollars, for the account of the Lender as set forth in the Loan Agreement, on the due date of such payment, and in immediately available and freely transferable funds. All payments on or in respects of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deductions, withholdings, restrictions or conditions of any nature.

This Note is made by the Borrower to the Lender pursuant to the Second Amended and Restated Credit and Security Agreement, dated as of June 29, 2005, among the Borrower, as borrower, GovConnection, Inc., a corporation organized under the laws of the State of Maryland, Merrimack Services Corporation, a corporation organized under the laws of the State of Delaware, PC Connection Sales Corporation, a corporation organized under the laws of the State of Delaware, PCC Sales, Inc. (f/k/a PC Connection Sales of Massachusetts, Inc.), a corporation organized under the laws of the State of Delaware, MoreDirect, Inc., a corporation organized under the laws of the State of Florida (each a “Guarantor” and collectively the “Guarantors”), Citizens Bank of Massachusetts, as lender and agent, and the financial institutions which are or hereafter become a party thereto (collectively, the “Lenders”) and is entitled to the benefits of said Second Amended and Restated Credit and Security Agreement (hereinafter, as originally executed, and as now or hereafter amended, modified, varied, supplemented or amended and restated called the “Loan Agreement”). This Note evidences the obligation under the Loan Agreement of the Borrower (a) to repay the principal amount of the Revolving Advances made by the Lender to the Borrower; (b) to pay interest on the principal amount hereof remaining unpaid from time to time; and (c) to pay other amounts which may become due and payable thereunder. This Note has been issued by the Borrower in replacement of the Second Amended and Restated Revolving Credit Note, dated June 29, 2005 (the “Original Note”), by the Borrower to the order of Citizens Bank of Massachusetts in the stated principal amount of $50,000,000. The Borrower confirms that the indebtedness outstanding under and evidenced by the Original Note on the date hereof has not been repaid, satisfied or discharged but for all purposes has been continued as provided herein and that the indebtedness evidenced by this Note includes all indebtedness outstanding under the Original Note on the date hereof.

The Borrower will have an obligation to prepay principal of this Note from time to time if and to the extent required under, and upon the terms contained in, the Loan Agreement.

Pursuant to and upon the terms contained in the Loan Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be immediately due and payable.

This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the Commonwealth of Massachusetts. The Borrower hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note, except for notice expressly provided for in the Loan Agreement. The Borrower hereby absolutely and irrevocably consent s and submits to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any federal court located in Boston, Massachusetts in connection with any actions or proceedings brought against the Borrower by the holder hereof arising out of or relating to this Note.

IN WITNESS WHEREOF, this Third Amended and Restated Revolving Credit Note has been duly executed under seal by the undersigned on the day and in the year first above written.

PC CONNECTION, INC.

By:	/s/ Jack Ferguson
Name: Jack Ferguson Title: Exec VP, Treasurer & CFO

SCHEDULE TO THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

DATED	AMOUNT OF LOAN	INTEREST RATE	AMOUNT PAID	NOTATION MADE BY

JOINDER TO AMENDED AND RESTATED GUARANTY AGREEMENT

JOINDER TO AMENDED AND RESTATED GUARANTY AGREEMENT, dated as of October 15, 2007 (the “Joinder Agreement”), by and between PROCONNECTION, INC., a Delaware corporation (the “Additional Guarantor”), and RBS CITIZENS, NATIONAL ASSOCIATION, successor by merger to Citizens Bank of Massachusetts, as agent (in capacity, the “Agent”) for itself and the Lenders (as defined below).

WI T N E S S E T H:

WHEREAS, PC Connection, Inc., a Delaware corporation (the “Borrower”), is party to that certain Second Amended and Restated Credit and Security Agreement, dated as of June 29, 2005 (as amended by that certain Amendment No. 1, dated as of August 12, 2005, Amendment No. 2, dated as of January 3, 2007, and Amendment No. 3 (“Amendment No. 3”), dated as of even date herewith, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, GovConnection, Inc., a Maryland limited liability company, Merrimack Services Corporation, a Delaware corporation, PC Connection Sales Corporation, a Delaware corporation, PC Connection Sales of Massachusetts, Inc., a Delaware corporation, and More Direct, Inc., a Florida corporation (the immediately preceding five entities, collectively, the “Existing Guarantors”), the Agent and the lenders from time to time party thereto (the “Lenders”), pursuant to which the Lenders and the Agent have agreed to make certain loans and other extensions of credit (collectively, the “Loans”) to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, to induce the Lenders and Agent to make the Loans, the Existing Guarantors have entered into the certain Amended and Restated Guaranty, dated as of May 31, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which the Existing Guarantors have, inter alia, guaranteed the punctual payment and performance of all Obligations;

WHEREAS, the Additional Guarantor is a wholly-owned subsidiary of the Borrower, dependent upon the Borrower for financial and other needs, and shall benefit directly and indirectly from the Loans;

WHEREAS, it is a condition precedent to the efficacy of Amendment No. 3 that the Additional Guarantor enter into this Joinder Agreement, and guarantee the prompt payment and performance of the Obligations in accordance with the terms of the Guaranty Agreement;

NOW, THEREFORE, in order to induce the Lenders to enter into Amendment No. 3 and to make the Loans pursuant to the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Guarantor and the Agent hereby agrees as follows:

2 Joinder. Effective as of the date hereof, the Additional Guarantor hereby joins in and is made a Guarantor party to the Guaranty Agreement for all purposes thereof, and guarantees the prompt payment and performance of the Obligations in accordance with the terms thereof, and shall have all of the rights and obligations of an Guarantor thereunder, as fully as if listed as a Guarantor directly therein and a direct signatory thereto.

3 Counterparts. This Joinder Agreement may be executed in any number of counterparts, and by each of the parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

4 Assignment. This Joinder Agreement is binding upon the Additional Guarantor, the Agent and their respective successors and assigns and shall inure to the benefit of the Agent and its successors and assigns. The Additional Guarantor may not assign its rights or obligations hereunder without the prior written consent of the Agent, and any such purported assignment shall be void.

5 Amendment. No provisions of this Joinder Agreement shall be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Agent and the Additional Guarantor.

6 Governing Law; Jurisdiction. This Joinder Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applied to contracts to be performed wholly within the Commonwealth of Massachusetts. Any judicial proceeding brought by or against the Additional Guarantor with respect to this Joinder Agreement, the Documents or any Other Documents may be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, United States of America, and, by execution and delivery of this Agreement, the Additional Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Joinder Agreement. The Additional Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrower at its address set forth in Section 15.6 of the Credit Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against the Additional Guarantor in the courts of any other jurisdiction. The Additional Guarantor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Additional Guarantor waives the right to remove any judicial proceeding brought against the Additional Guarantor in any state court to any federal court. Any judicial proceeding by the Additional Guarantor against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Joinder Agreement, the Documents or any Other Documents, shall be brought only in a federal or state court located in the County of Suffolk, Commonwealth of Massachusetts.

7 Headings. The descriptive headings of the various provisions of this Joinder Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any of the provisions of this Joinder Agreement.

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IN WITNESS WHEREOF, the Additional Guarantor and the Agent have duly executed and delivered this Joinder Agreement as of the date first above written.

PROCONNECTION, INC.

By:	/s/ Gregory Richey
Name: Gregory Richey Title: President

ACCEPTED BY: RBS CITIZENS, NATIONAL ASSOCIATION, in its capacity as Agent

By:	/s/ Christopher J. Wickles
Name: Christopher J. Wickles Title: Senior Vice President